Exhibit 10.19

MEMO

DATE: July 31, 2023

TO: Steve Henry

EVP & COO (Current Title)

cc: Doug Sheaffer, EVP & Chief HR Officer

Josee Turgeon, VP, Total Rewards and HR Shared Services

FROM: John D. Williams

Non-Executive Chairman - Paper Excellence Group

SUBJECT:

Promotion to President, Paper & Packaging and Total Compensation Package Dear Steve,

As the next phase of the succession plan, I am pleased to announce that we are promoting you to the position of President, Paper & Packaging. In this role, you will be responsible for overseeing all day-to-day responsibilities of the Business Units' operations and ensure all goals are met based on the paper and packaging strategic plans.

In recognition of your promotion to President, Paper & Packaging, and consistent with our compensation philosophy, I am pleased to provide you with the following total compensation adjustments effective July 1, 2023. This will be seen in your paycheck to be received on August 11. The retroactive amount of the increase will also be paid as a lump sum at that time.

1.
Base Salary: Your base salary will be $600,000.

2.
Annual Incentive Plan: Your target percentage under the annual incentive plan will be 80% of your new base salary.

3.
Long-term Incentive Plan: Your target annual grant under the LTI program will be 120% of your new base salary.

4.
Post-Closing Retention Bonus Opportunity: You will continue to participate in the Project Hibiscus post-closing retention bonus program. As a result of this proposed increase in salary, your Second Year (2023) Retention Bonus payment opportunity will increase accordingly so long as you continue to meet all terms your Retention Bonus Letter Agreement.
5.
Participation in special retention and claw back agreement: The company will offer a retention incentive for you to stay with PEG for five years. The incentive will consist of dollar-for-dollar matching contributions/deferrals (up to $200K/year) you make to a deferred compensation plan. The accumulated company contribution(s) will cliff vest on the fifth anniversary of your promotion (i.e. July I, 2028). Should you leave PEG before the fifth anniversary, you would forfeit the company match as well as pay a penalty equal to 10% per annum on the company match. Details to be negotiated in a separate agreement.

www.domtar.com

Exhibit 10.19

6.
Other working conditions: All other provisions of your current compensation package as set forth in your EVP & COO appointment letter dated November 28, 2022 will remain in force (health & welfare benefits, vacation, etc.).

Total Target Compensation Package Summary	President, Paper & Packaging
Base Salary	$600,000
Target Bonus %	80%
Target Bonus$	$480,000
Total Target Cash Compensation	$1,080,000
LTI%	120%
LTI $	$720,000
Total Target Compensation	$1.800,000
2023 Retention Bonus (50% of base)	$300,000
Total Target Package Value	$2,100,000
Special Retention & Claw back Agmt	$200,000

The compensation, short term incentive, long term incentive, and bonus described in this memo will be provided under the Company's employee benefits plans, compensation plans, programs, guidelines, and policies, and will be subject in all cases (including in the case of any conflict) to the governing terms and conditions of such plans, programs, guidelines and policies. Please note that the Company may modify any such plans, policies, programs, guidelines and procedures from time to time without prior notice.

Steve, thank you for your hard work and dedication. We believe that it is critical to the future of the business to ensure continuity of our senior leaders as we continue with the Paper Excellence and Resolute integration and lead the Business Units into the next stage. I have full confidence in your leadership and am excited about what is ahead for all of us. Should you have any questions with regard to any of the items indicated above, please contact Doug, Josee or me.

Sincerely,

Domtar Corporation (for itself and its subsidiaries and affiliates)

John D. Williams

Non-Executive Chairman - Paper Excellence Group

Accepted:

www.domtar.com